Filed pursuant to Rule 424(b)(3)
File No. 333-289059

FS MVP Private Markets Fund

Supplement dated February 17, 2026, to the

Statement of Additional Information (“SAI”) dated July 29, 2025

Effective immediately, the table entitled “INTERESTED TRUSTEES AND OFFICERS” on page 15 of the SAI is deleted in its entirety and replaced with the following:

INTERESTED TRUSTEES AND OFFICERS

NAME, ADDRESS AND YEAR OF BIRTH[1]	POSITION(S) WITH THE FUND	LENGTH OF TIME SERVED[2]	PRINCIPAL OCCUPATION(S) DURING PAST 5 YEARS	PORTFOLIOS IN FUND COMPLEX OVERSEEN BY TRUSTEE[3]	OTHER DIRECTORSHIPS[4] HELD BY TRUSTEE
Brooks Lindberg[5], 1972	Trustee	Since Inception	Managing Director (since 20206) at Future Standard; Private investor (2016-2020).	1	N/A
Michael C. Forman, 1961	Chief Executive Officer and President	Chief Executive Officer Since August 2025 and President Since December 2025	Chairman and Chief Executive Officer, Future Standard	N/A	N/A
William Goebel, 1974	Treasurer	Since August 2025	Managing Director, Fund Finance, Future Standard	N/A	N/A
Stephen Sypherd, 1977	Secretary	Since November 2025	Managing Director and General Counsel at Future Standard	N/A	N/A
James F. Volk, 1962	Chief Compliance Officer	Since October 2025	Managing Director, Fund Compliance, Future Standard	N/A	N/A
Dustin Ackerman 1986	Vice President	Since February 2026	Managing Director, Portfolio Manager at Future Standard[6]	N/A	N/A

(1)	The business address for each Trustee, Mr. Lindberg and Mr. Ackerman is 9 Old Kings Highway South, Darien, Connecticut 06820. The business address for Mr. Forman, Mr. Goebel, Mr. Sypherd and Mr. Volk is 3025 John F. Kennedy Boulevard, Philadelphia, PA 19104.
(2)	Each Officer serves an indefinite term, until his successor is elected.
(3)	The complex consists of the Fund.
(4)	Includes any company with a class of securities registered pursuant to Section 12 of the Exchange Act or subject to the requirements of Section 15(d) of the Exchange Act or any company registered under the Investment Company Act.
(5)	Mr. Lindberg is an “interested person” (as that term is defined in the Investment Company Act) because of his affiliations with the Adviser.
(6)	Mr. Lindberg’s and Mr. Ackerman’s principal employer was Portfolio Advisors, LLC until Portfolio Advisors became a subsidiary of Future Standard in 2023.

Please retain this Supplement with the SAI for future reference.